Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-202262

Royal Caribbean Cruises Ltd.
Final Term Sheet
$300,000,000 2.650% Senior Notes due 2020
$500,000,000 3.700% Senior Notes due 2028

$300,000,000 2.650% Senior Notes due 2020

Issuer:	Royal Caribbean Cruises Ltd.

Face Amount:	$300,000,000

Gross Proceeds:	$299,931,000

Maturity:	November 28, 2020, unless earlier redeemed or repurchased

Coupon (Interest Rate):	2.650%

Price to the Public:	99.977%

Yield to Maturity:	2.658%

Spread to Benchmark Treasury:	+80 basis points

Benchmark Treasury:	UST 1.750% due November 15, 2020

Benchmark Treasury Price and Yield:	99-22; 1.858%

Interest Payment Dates:	May 28 and November 28 of each year, commencing May 28, 2018

Make-Whole Call:

At any time or from time to time, in whole or in part, at the greater of 100% of the principal amount of such 2020 notes being redeemed and a make-whole redemption price determined by using a discount rate of the applicable Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the redemption date.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	780153 AX0 / US780153AX03

Trade Date:	November 20, 2017

Settlement Date:	November 28, 2017 (T+5)

Expected Ratings:*	Moody’s: Baa3 (stable outlook) / S&P: BBB- (stable outlook)

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC

Senior Co-Managers:	DNB Markets, Inc. ICBC Standard Bank Plc MUFG Securities Americas Inc. Santander Investment Securities Inc. Skandinaviska Enskilda Banken AB (publ).

Co-Managers:	Fifth Third Securities, Inc. SunTrust Robinson Humphrey, Inc.

$500,000,000 3.700% Senior Notes due 2028

Issuer:	Royal Caribbean Cruises Ltd.

Face Amount:	$500,000,000

Gross Proceeds:	$498,115,000

Maturity:	March 15, 2028, unless earlier redeemed or repurchased

Coupon (Interest Rate):	3.700%

Price to the Public:	99.623%

Yield to Maturity:	3.745%

Spread to Benchmark Treasury:	+137.5 basis points

Benchmark Treasury:	UST 2.250% due November 15, 2027

Benchmark Treasury Price and Yield:	98-30; 2.370%

Interest Payment Dates:	March 15 and September 15 of each year, commencing March 15, 2018

Make-Whole Call:

At any time or from time to time prior to December 15, 2027, in whole or in part, at the greater of 100% of the principal amount of such 2028 notes being redeemed and a make-whole redemption price determined by using a discount rate of the applicable Treasury Rate plus 25 basis points, plus accrued and unpaid interest to the redemption date.

Par Call:

At any time or from time to time on or after December 15, 2027, in whole or in part, at 100% of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest to the redemption date.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	780153 AW2 / US780153AW20

Trade Date:	November 20, 2017

Settlement Date:	November 28, 2017 (T+5)

Expected Ratings:*	Moody’s: Baa3 (stable outlook) / S&P: BBB- (stable outlook)

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC

Senior Co-Managers:	DNB Markets, Inc. ICBC Standard Bank Plc MUFG Securities Americas Inc.

Santander Investment Securities Inc. Skandinaviska Enskilda Banken AB (publ).

Co-Managers:	Fifth Third Securities, Inc. SunTrust Robinson Humphrey, Inc.

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made against payment therefor on or about November 28, 2017, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as ‘‘T+5’’). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing or the next two succeeding business days should consult their own advisor.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Agents in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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